Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of February 6, 2014, is by and between North LV HoldCo, LLC, Standard General Gaming, LLC and Soohyung Kim (the “Reporting Persons”).

Each of the Reporting Persons may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G and/or Schedule 13D with respect to common units of ALST Casino Holdco, LLC that may be deemed beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Reporting Persons hereby agree to file a single statement on Schedule 13G and/or Schedule 13D, as may be appropriate from time to time, and/or any amendments thereto, on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Reporting Persons upon one week’s prior written notice or such lesser period of notice as the Reporting Persons may mutually agree.

Executed and delivered as of the date first above written.

NORTH LV HOLDCO, LLC

By: Standard General Gaming, LLC,
Voting Member

By: /s/ Soohyung Kim
Soohyung Kim
Manager

STANDARD GENERAL GAMING, LLC

By: /s/ Soohyung Kim
Soohyung Kim
Manager

SOOHYUNG KIM

By: /s/ Soohyung Kim